Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-21679) of Sovran Self Storage, Inc.,

(2)	Registration Statement (Form S-8 No. 333-42272) pertaining to the 1995 Award and Option Plan and to the 1995 Outside Directors’ Stock Option Plan,

(3)	Registration Statement (Form S-8 No. 333-42270) pertaining to the Deferred Compensation Plan for Directors of Sovran Self Storage, Inc.,

(4)	Registration Statement (Form S-8 No. 333-73806) pertaining to the 1995 Award and Option Plan,

(5)	Registration Statement (Form S-8 No. 333-107464) pertaining to the 1995 Outside Directors’ Stock Option Plan,

(6)	Registration Statement (Form S-8 No. 333-138937) pertaining to the 2005 Award and Option Plan,

(7)	Registration Statement (Form S-3 No. 333-187351) and related Prospectus of Sovran Self Storage, Inc. for the registration of 3,000,000 shares of its common stock, and

(8)	Registration Statement (Form S-3 No. 333-195592) and related Prospectus of Sovran Self Storage, Inc. for the registration of common stock, preferred stock, warrants, debt securities and units;

of our report dated May 19, 2016, with respect to the Historical Summaries of Revenue and Direct Operating Expenses of the Harrison Street Properties and Magellan Properties, included in Sovran Self Storage, Inc.’s Current Report on Form 8-K dated January 21, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York

May 19, 2016